As filed with the Securities and Exchange Commission on August 30, 2017
Registration No. 333-109000
UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________
 Post-Effective Amendment No. 7
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 ___________
PVH CORP.
 (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	13-1166910 (I.R.S. Employer Identification Number)
200 Madison Avenue New York, New York 10016 (212) 381-3500 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
Mark D. Fischer
Executive Vice President,
General Counsel and Secretary
200 Madison Avenue
New York, New York 10016
(212) 381-3500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

PVH CORP.
2003 STOCK OPTION PLAN
(Full title of the plan)
___________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒                                                                                                                                              Accelerated filer □
Non-accelerated filer □  (do not check if a smaller reporting company)                                                                                                                                                                          Smaller reporting company □
Emerging growth company □

Explanatory Note
PVH Corp. (the "Registrant") is filing this Post-Effective Amendment No. 7 to its Registration Statement on Form S-8, Registration No. 333-109000, initially filed with the Securities and Exchange Commission (the "SEC") on September 22, 2003 (the "2003 Form S-8"). The Registrant is making this filing to deregister shares of its common stock, par value $1.00 per share (the "Common Stock"), registered under the 2003 Form S-8 for issuance, offer or sale pursuant to the Registrant's 2003 Stock Option Plan (the "2003 Plan"). A total of 5,400,000 shares of Common Stock were registered for issuance, offer or sale under the 2003 Form S-8.
On June 13, 2006, the Registrant's stockholders approved the Registrant's 2006 Stock Incentive Plan (the "2006 Plan") and, on June 23, 2011, the Registrant's stockholders approved the material terms of the 2006 Plan. Pursuant to the 2006 Plan, any shares of the Common Stock that became available under the 2003 Plan because of expirations, cancellations and terminations of outstanding options without exercise were to be assigned to, and made available for issuance under, the 2006 Plan. Since August 29, 2015, 1,300 shares of Common Stock underlying outstanding options under the 2003 Plan were forfeited because of expirations, cancellations and terminations of such options. Accordingly, these 1,300 shares of Common Stock are hereby deregistered and, as a result, no shares of Common Stock remain available for issuance, offer or sale under the 2003 Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, PVH Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/A and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of August, 2017.
PVH CORP.

By:            /s/ Emanuel Chirico
            Emanuel Chirico
            Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 30th day of August, 2017.
Signature	Title
/s/ Emanuel Chirico
Emanuel Chirico	Chairman and Chief Executive Officer; Director (Principal Executive Officer)
/s/ Michael Shaffer
Michael Shaffer	Executive Vice President and Chief Operating & Financial Officer (Principal Financial Officer)
/s/ James W. Holmes
James W. Holmes	Senior Vice President and Controller (Principal Accounting Officer)
/s/ Mary Baglivo
Mary Baglivo	Director
/s/ Brent Callinicos
Brent Callinicos	Director
/s/ Juan Figuereo
Juan Figuereo	Director
/s/ Joseph Fuller
Joseph Fuller	Director
/s/ V. James Marino
V. James Marino	Director
/s/ Geraldine (Penny) McIntyre
Geraldine (Penny) McIntyre	Director
/s/ Amy McPherson
Amy McPherson	Director
/s/ Henry Nasella
Henry Nasella	Director
/s/ Edward Rosenfeld
Edward Rosenfeld	Director
/s/ Craig Rydin
Craig Rydin	Director
/s/ Judith Amanda Sourry Knox
Judith Amanda Sourry Knox	Director